EXHIBIT 4.10

SUNDAY 3G (Hong Kong) Limited
13th Floor, Warwick House
TaiKoo Place
979 King's Road
Quarry Bay
Hong Kong

Attention: Mr. William Bruce Hicks

25 July, 2005

Dear Sirs,

Uncommitted Banking Facility Letter with Bayerische Landesbank, Hong Kong Branch ("BLB") dated 15 July, 2005 (the "BLB Facility")

Background

We refer to the BLB Facility, a copy of which is attached to this letter agreement and initialled for the purpose of identification. Capitalised terms and expressions used in this letter agreement which are not defined herein shall, unless the context otherwise requires, have the meanings respectively assigned to those terms and expressions in the BLB Facility.

We also refer to the letter of support dated 8 July, 2005 from PCCW Limited ("PCCW") to Mandarin Communications Limited ("Mandarin") confirming PCCW's in-principle agreement (directly or through one or more of PCCW's subsidiaries) to provide, among other things, the financial support necessary to enable Mandarin to:

(a)            repay all amounts outstanding in respect of the facilities provided by Huawei Tech. Investment Co., Limited ("Huawei") under the Facility Agreement dated 13 May, 2004 (as amended and restated on 15 November, 2004) entered into between Mandarin as borrower, SUNDAY Communications Limited as guarantor, Huawei as original lender and JPMorgan Chase Bank, N.A. as agent (the "Huawei Facility"); and

(b)            refinance the terms of Mandarin's performance bond obligations in relation to its 3G licence.

In this connection, PCCW has entered into the BLB Facility with BLB, pursuant to which, at the request of PCCW, BLB has issued Performance Bonds in favour of the Telecommunications Authority of Hong Kong in an aggregate amount of HK$210,746,000, in compliance with the conditions of the Mobile Carrier Licence No.080 which is currently held by SUNDAY 3G (Hong Kong) Limited ("SUNDAY 3G"), a wholly owned subsidiary of Mandarin. The Performance Bonds issued under the BLB Facility have replaced the existing performance bond(s) in the aggregate amount of HK$210,746,000 issued under or in connection with the Huawei Facility.

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PCCW Limited www.pccw.com
39/F PCCW Tower, TaiKoo Place, Quarry Bay, Hong Kong Tel +852 2514 8759 Fax +852 2962 5725

Under the BLB Facility, the amount of the Performance Bonds issued under the BLB Facility will vary and be increased during the term of the BLB Facility, in accordance with the provisions of Appendix 1 to the BLB Facility, up to a maximum amount of HK$604,352,000 of Performance Bonds in issue during the period from 22 October, 2010 to 21 October, 2011, as required by the conditions of the Mobile Carrier Licence No. 080 held by SUNDAY 3G.

Commission payable by SUNDAY 3G

In consideration of PCCW having entered into the BLB Facility and having arranged for the issue of Performance Bonds under the BLB Facility and continuing to do so, SUNDAY 3G shall pay to PCCW an amount of non refundable commission equal to 0.675% per annum on the Bond Sum for the respective validity period of the Performance Bonds to be issued by BLB under the BLB Facility.

The amount of the non refundable commission payable by SUNDAY 3G to PCCW referred to above in respect of the issuance of any Performance Bond under the BLB Facility shall be paid by SUNDAY 3G in arrear within 10 Business Days after the Performance Bond Issuance Date and Performance Bond Reissued Date of the relevant Performance Bond, until the liability of BLB under the relevant Performance Bond ceases.

Deemed advance and indemnity

SUNDAY 3G acknowledges that:

(i)             any amount drawn under a Performance Bond is deemed to be an advance by BLB to PCCW under the BLB Facility, made on terms that it is immediately due and payable by PCCW without any demand being made by BLB and bearing interest on the outstanding amount at the Cost of Funds as quoted by BLB from time to time plus 2% per annum from the date of advance until the date of actual payment received by BLB in full; and

(ii)            under a general letter of indemnity dated 21 July, 2005 (the "Letter of Indemnity") entered into by PCCW in favour of BLB in connection with the BLB Facility, PCCW is required to hold BLB harmless and indemnify BLB against all actions, claims, demands and proceedings in connection with or in relation to the Performance Bonds and to pay to BLB on first demand the amount of all costs, liabilities, claims, demands, damages, losses and expenses of any kind (on a full indemnity basis) which may be incurred or sustained by BLB under the Performance Bonds or for which BLB may become liable by reason of BLB having given and signed the Performance Bonds or otherwise in connection therewith.

Accordingly, SUNDAY 3G hereby agrees with and undertakes to PCCW as follows:

(a)            any amount drawn under a Performance Bond is deemed as an advance by PCCW to SUNDAY 3G. Such advance shall be immediately due and payable by SUNDAY 3G on demand being made by PCCW. Interest on any outstanding advance (both before and after any demand is made by PCCW) shall be charged at the Cost of Funds as quoted by BLB from time to time plus 2% per annum, from the date of advance until the date of actual payment received by PCCW in full; and

(b)            SUNDAY 3G shall hold PCCW harmless and indemnify PCCW against all actions, claims, demands and proceedings in connection with or in relation to the Letter of Indemnity and shall pay to PCCW on first demand the amount of all costs, liabilities, claims, demands, damages, losses and expenses of any kind (on a full indemnity basis) which may be incurred or sustained by PCCW under the Letter of Indemnity.

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PCCW Limited www.pccw.com
39/F PCCW Tower, TaiKoo Place, Quarry Bay, Hong Kong Tel +852 2514 8759 Fax +852 2962 5725

General

All payments to be made by SUNDAY 3G hereunder shall be made by SUNDAY 3G to PCCW in accordance with PCCW's directions, in such currency as the BLB Facility is denominated and in immediately available funds without set off or counterclaim and free and clear and without any deduction or withholding for any taxes, duties, or any other charges whatsoever. If SUNDAY 3G is for any reason obliged to make any deduction from any payment, it will pay such additional amounts to PCCW and will ensure that PCCW receives the amount it would have received if no such deduction had been made. Any payment to be made by SUNDAY 3G or which is otherwise due on a non-Business Day shall instead be due on the previous Business Day.

Kindly indicate your agreement to the above terms and conditions by signing and returning to us the attached counterpart copy of this letter agreement.

Yours faithfully
For and on behalf of
PCCW Limited

Name: Alexander Anthony Arena
Title: Director

We hereby agree and accept the above terms and conditions.

The Common Seal of	)
SUNDAY 3G (HONG KONG) LIMITED	)
was hereunto affixed	)
in the presence of:	)

Name: William Bruce Hicks
Title: Director
Date: 25 July 2005

Name: Raymond Mak Wai Man
Title: Company Secretary
Date: 25 July, 2005

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PCCW Limited www.pccw.com
39/F PCCW Tower, TaiKoo Place, Quarry Bay, Hong Kong Tel +852 2514 8759 Fax +852 2962 5725

15 July 2005

PCCW Limited
41/F., PCCW Tower,
TaiKoo Place, Quarry Bay,
Hong Kong.
Attn: Mr. David Woo/Ms. Betzilia Ma

Dear David and Betzilia,

Re : Uncommitted Banking Facility

We, Bayerische Landesbank, Hong Kong Branch (hereinafter referred as the "Bank") are pleased to advise that we are prepared to make available the following banking facility ("hereinafter referred as the "Facility") upto a limit of HKD210,746,000 as varied from time to time on the following terms and conditions.

Applicant	:	PCCW Limited (the "Applicant")
Facility	:

HKD210,746,000 for the issuance of Performance Bonds by the Bank. Such facility amount shall be varied in accordance to the Bond Sum as envisaged in Appendix 1 which is in compliance with the requirements made by the Beneficiary; or any amount as otherwise agreed by both the Applicant and the Bank. On each Performance Bond Reissued Date, the aggregate amount of Facility shall not exceed the corresponding Bond Sum.

Beneficiary	:	Telecommunications Authority of Hong Kong (the "Beneficiary")
Purpose	:

To issue Performance Bonds in favour of the Beneficiary by the Bank to enable the Applicant to comply with the conditions of the Mobile Carrier Licence which is currently held by SUNDAY 3G (Hong Kong) Limited.

Utilization	:

Subject to the terms and conditions of this Letter, the Applicant may request utilization of the Facility by delivering the application request as per Appendix 2 with the acceptable form of Performance Bond 5 Business Days prior to the Performance Bond Issuance Date. The Applicant may make more than one request and the aggregate amount of utilization shall not exceed the Bond Sum during the time of validity period as envisaged in Appendix 1.

The Bank shall deliver the executed Performance Bond to the Beneficiary 3 Business Days prior to the Performance Bond Issuance Date.

Availability, Tenor and Expiry	:

Maximum tenor for Performance Bond issuance shall not exceed 5 years, or unless otherwise agreed in writing by the Bank.

Any amount drawn under the Performance Bond is deemed as an advance by the Bank to the Applicant. Such advance shall be immediately due and payable by the Applicant without any demand being made by the Bank. Interest on any outstanding advance shall be charged at the Cost of Funds as quoted by the Bank from time to time plus 2% per annum from the date of advance until the date of actual payment received by the Bank in full.

The Bank may elect not to reissue or renew the Bond on the last day of validity period as envisaged in Appendix 1 by delivering a 45 days' prior written notice to the Applicant and the Performance Bond shall cease on such last day of prevailing validity period.

Pricing	:	Commission for Performance Bonds issuance will be charged at 0.425% p.a. on the Bond Sum for the respective validity period.
Calculation and Payment of Interest and Fee	:

1.    Non-refundable commission will be paid in advance on the Performance Bond Issuance Date and Performance Bond Reissued Date until the liability of the Bank under the Performance Bond cease.

2.    All payments are to be made by the Applicant to the Bank in accordance with the Bank's directions in such currency as the Facility is denominated in immediately available funds without set-off or counterclaim and free and clear and without any deduction or withholding for any taxes, duties or any other charges whatsoever.

3.    If the Applicant is for any reason obliged to make any deduction from any payment, it will pay such additional amounts to the Bank and will ensure that the Bank receives the amount had no such deductions been made.

4.    Any payment to be made by the Applicant or which is otherwise due on a non-Business Day shall instead be due on the previous Business Day.

Interpretation	:

"Bond Sum" means the amount as shown in the Performance Bond during the validity period as envisaged in the Appendix 1 hereof.

"Business Day" means a day (excluding Saturday) on which banks are open for business in Hong Kong, and where a payment is to be made in the currency other than Hong Kong Dollars, the relevant major financial center for such other currency.

"Cost of Funds" means the actual, direct and reasonable cost to the Bank of funding an advance.

"Performance Bond Issuance Date" means the date when the Performance Bond is first issued and becomes effective.

"Performance Bond Reissued Date" means 22 October of each respective year.

unless the context requires, words importing the singular include the plural and vice versa.

Conditions Precedent	:

The availability of the Facility is conditional upon completion and delivery of the following documentation, items and evidence in a form and substance acceptable to the Bank :-

1.     Copies, certified as true and complete by a director or company secretary of the Applicant of its Certificate of Incorporation, up-to-date Memorandum and Articles of Association and current Business Registration Certificate;

2.     Certified true copy of a list of specimen signatures of the signatories who are duly authorised to sign all documentation relating to ALL operations under or for the purposes of the utilisation of the Facility;

3.    The enclosed duplicate-copy of this Letter; and the General Letter of Indemnity; duly signed by the authorised signatories of the Applicant;

4.     An extract of copies, certified as true and complete by a director or the company secretary of the Applicant, of resolution of its Board of Directors:

i)      approving the acceptance of the Facility and all related terms offered by the Bank under this Letter;

ii)      executing the General Letter of Indemnity; and

iii)    appointing person(s) to sign on behalf of the Applicant to indicate acceptance of this Letter, the General Letter of Indemnity; and a list of authorised signatories to sign any documentation relating to All operations under or for the purpose of the utilisation of the Facility. 5. Any other documents, items or evidence as the Bank may require.
Covenants	:

The Applicant agrees as follows:

1.    It shall furnish to the Bank within 180 days after the end of each of its financial years, a copy of its balance sheet as at the end of each year and a profit and loss account and report for such year audited and certified by independent qualified auditor setting forth the financial condition of Applicant in accordance with the generally accepted accounting standards, and shall furnish such other documents and information as may be requested by the Bank.

2.    It shall promptly advise the Bank of any occurrence which create a material and adverse effect on the business, assets or financial condition of Borrower Group or which will have a material adverse effect on the ability of the Applicant to perform its obligations under this Letter or the General Letter of Indemnity.

3.    Its payment obligations under this Letter rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors.

4.   It shall, at the Bank's request, provide information in relation to the transaction secured by the Performance Bond.

5.    It shall not hold less than 51% voting shares in PCCW-HKT Telephone Limited.

6.    It shall remain listed on the Stock Exchange of Hong Kong.

7.    It undertakes that:

7.1 Its EBITDA to Interest shall not at any time be less than 2:1
7.2 Its Total Debt to EBITDA shall not at any time exceed 6:1.

In these clauses 2 and 7, defined terms shall have the definitions provided in Appendix 3.

Cross Default	:	The Applicant defaults under any agreement or

obligation relating to any of its indebtedness for an amount exceeds USD30,000,000 or equivalent payable before its stated maturity or is not paid within 5 Business Days of the day it falls due or any encumbrance, guarantee or other security now or hereafter created by the Applicant securing the payment or discharge of indebtedness becomes enforceable.

Other conditions - Cash collateral	:

The Applicant undertakes to provide cash collateral for the Bond Sum as deposit in the case of any failure to comply with covenants under items (5) to (7) and in the case of Cross Default occurred during the utilization of Facility, within 10 Business Days from the date of first written demand made by the Bank. Such deposit shall be placed with the Bank until such time as the Performance Bond is released and returned to the Bank or during the time any liability thereunder otherwise remains.

Waiver and remedies cumulative	:

No delay or failure by the Bank to exercise any rights, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such rights, power, or privilege preclude any other or further exercise thereof. The rights and remedies in this Letter are cumulative, may be exercised as often as the Bank considers appropriate and are not exclusive of any rights or remedies provided by law.

Set-off	:

The Applicant authorizes the Bank to apply any credit balance to which the Applicant is then entitled on any account of the Applicant with the Bank at any of its branches in or towards satisfaction of any sum then due and payable from the Applicant to the Bank under the Facility. For this purpose, the Bank is authorized to purchase with the moneys standing to the credit of such account other currencies as may be necessary to effect such application.

Expenses	:

All reasonable and agreed out-of-pocket costs and expenses (including, but not limited to legal and other professional advisers' fees) incurred by the Bank in connection with the preparation, negotiation and entry into of this Letter and other security documents to be given by the Applicant or other security providers; or in perfecting, preserving, protecting or exercising or enforcing any rights under this Letter and other security documents shall be for the account of the Applicant.

Assignment	:	The Applicant and the Bank may not assign or transfer any or all of its rights or obligations under this Letter without the consent of the other party.
Uncommitted Facility	:

The Facility is made available on an uncommitted basis and the Bank shall have an absolute discretion as to whether or not it permits any utilization of the Facility. The renewal of Performance Bond under the Facility is subject to the Bank's internal periodical review

Governing Law and Jurisdiction	:	This Letter is subject to the laws of Hong Kong Special Administrative Region with non-exclusive jurisdiction of courts of the Hong Kong Special Administrative Region.

Please signify your understanding and acceptance of this Letter by signing and returning the duplicate copy of this Letter to the Bank by 22 July 2005. We are pleased to have the opportunity of working with you on this transaction and look forward to a lasting and mutually beneficial relationship.

Bayerische Landesbank, Hong Kong Branch

Bruce Fraser Executive Vice President Regional Head Corporate Banking Asia Pacific & Chief Executive		William Ho Vice President Credit Analysis

We, as the Applicant, agree to the terms and conditions of this Letter. Signed for and on behalf of PCCW Limited

Appendix 1 Performance Bond Facility amount shall be varied in accordance to the Bond Sum as envisaged below which is in compliance to the requirements made by the Beneficiary

Validity period (both dates inclusive)	Bond Sum (HKD)
Performance Bond Issuance Date to 21 Oct 2005	210,746,000
22 Oct 2005 to 21 Oct 2006	301,243,000
22 Oct 2006 to 21 Oct 2007	401,865,000
22 Oct 2007 to 21 Oct 2008	452,487,000
22 Oct 2008 to 21 Oct 2009	503,108,000
22 Oct 2009 to 21 Oct 2010	553,730,000
22 Oct 2010 to 21 Oct 2011	604,352,000

Appendix 2 Performance Bond Application Request
[Date]

Bayerische Landesbank, Hong Kong Branch
19th Floor, Standard Chartered Bank Building
4A Des Voeux Road Central
Hong Kong
Attention: Ms. Doris Pang / Ms. Carol Chan
Fax: 852 29788352

Dear Sir,

Re : Uncommitted Banking Facility Letter dated [     ]

1.    We refer to the Facility Letter. Terms defined in the Facility Letter shall have the same meaning in this Performance Bond Application Request.

2.    We wish to request your issuance of Performance Bond on the following terms:

Performance Bond Issuance Date / Reissued Date:	[___] (or, if that is not a Business Day, the previous Business Day)
Amount:	[_] which comply with the Bond Sum
Validity period:	[___] to [ ]

3.    We confirm that each condition precedent is satisfied on the date of this Performance Bond Application Request.

4.    We hereby certify and confirm that all the covenants have been duly complied with, observed and performed.

5.    This Performance Bond Application Request is irrevocable.

Yours faithfully,

Signed for and on behalf of
PCCW Limited

__________________________
[Capacity]
[Date]

Appendix 3 - Definitions of financial covenants

"Borrowed Money" means any indebtedness (other than Subordinated Indebtedness) for or in respect of (but without double counting) all or Hong Kong any of the following:

(A)      any moneys borrowed;

(B)       any amount raised by acceptance under any acceptance credit facility;

(C)       any amount raised pursuant to any note purchase facility or the issue of bonds (including, for the avoidance of doubt, convertible bonds to the extent not converted into equity), notes, debentures, loan stock or any similar instrument;

(D)       the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with Hong Kong GAAP be treated as a finance or capital lease;

(E)       the amount of any liability in respect of any advance or deferred purchase agreement if the primary reasons for entering into such agreement is to raise finance;

(F)       receivables sold or discounted (other than on a non-recourse basis);

(G)       any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

(H)       any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(I)         the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (A) to (H) above; and

(J)        counter-indemnity obligations in respect of letters of credit, guarantees or similar instruments issued by banks or financial institutions to support indebtedness for Borrowed Money of any other person.

"Borrower Group" means the Borrower and each of its Subsidiaries from time to time and "Borrower Group Company" means each or any of them as the context may require.

"EBITDA" means, in respect of any Relevant Period, the total operating profit (loss) for continuing operations before interest, tax, depreciation of tangible assets and amortisation of goodwill and other intangible assets of the Borrower Group as determined on a consolidated basis in accordance with Hong Kong GAAP and excluding in respect of the Borrower Group any share of results of associates, jointly controlled and unconsolidated companies, any exceptional profits or losses on the sale of or termination of an operation, exceptional costs of a reorganisation or restructuring, any extraordinary losses or expenses such as goodwill write-off, asset and investment impairment losses and provisions for investments and properties and any exceptional profits or losses on the disposals of assets and extraordinary items and minority interests.

"Hong Kong GAAP" means generally accepted accounting principles in Hong Kong.

"Indebtedness" of any person means any indebtedness for or in respect of Borrowed Money that has a final maturity of one year or more from its date of incurrence or issuance and that is evidenced by any agreement or other instrument, excluding trade payables; provided, however, that for the purpose of determining the amount of Indebtedness of any Borrower Group Company outstanding at any relevant time, the amount included as Indebtedness of such Borrower Group Company in respect of finance leases shall be the net amount from time to time properly characterised as "obligations under finance leases" in accordance with Hong Kong GAAP.

"Interest" means, in relation to any Relevant Period, interest (including the interest element of any payments made under finance leases or hire purchase agreements), commission, fees, discounts and other finance expenses or charges payable by the Borrower Group during the Relevant Period (but excluding any interest payable to any Borrower Group Company) as determined on a consolidated basis in accordance with Hong Kong GAAP.

"Relevant Period" means each period of twelve months ending on the last day of the Borrower's Financial Year and each period of twelve months ending on the last day of the first half of the Borrower's Financial Year.

"Subsidiary" means, in relation to any company, any company or other business entity of which the first-named company owns or controls (either directly or through one or more other Subsidiaries) more than 50% of the issued share capital, or other ownership interest, giving ordinary voting power to elect directors, managers or trustees of such company or other business entity, or any company or other business entity which at any time has its accounts consolidated with those of the first-named company or which, under Hong Kong law or regulations and under Hong Kong GAAP from time to time, should have its accounts consolidated with those of the first-named company.

"Total Debt" of any person means, at any date, the aggregate outstanding principal or capital amount of (without duplication) (A) all Indebtedness of such person, (B) any other indebtedness for Borrowed Money with a final maturity of less than one year from its date of incur owed to any commercial bank or other credit institution by such person, (C) all amounts outstanding under any commercial paper programme of such person and (D) any guarantees, indemnities or other assurances against financial loss given by such person in respect of the Total Debt of any other person, in each case as determined on a consolidated basis in accordance with Hong Kong GAAP, provided that the following liabilities shall be excluded when calculating the Total Debt of any person (1) any currency hedging in relation to non-Hong Kong Dollar indebtedness by the Borrower or any of its Subsidiaries from time to time, (2) any issue of securities which are mandatorily convertible into shares, (3) its subordinated indebtedness and (4) trade payables and vendor financing.